Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Ray Singleton
(303) 296-3076

Basic Earth Announces Sale of Canadian Asset

Denver, Colorado, July 10, 2003—Basic Earth Science Systems, Inc. (Basic) (OTCBB:BSIC) reported today that Legent Resources Corporation (Legent), its wholly-owned Canadian subsidiary, has sold its interest in the Wildwood 191/05-06-007-1W2M, along with other leasehold rights in the immediate area, to an unrelated third party for $187,500 Cdn. Basic previously disclosed in its most recent Form 10-KSB that it had granted Crescent Point Energy, Ltd (Crescent) the right to develop its shallower Mississippian age formations at its Manor prospect in T7N, R1W2 and R2W2, Saskatchewan and that Crescent had subsequently established production on that grant. Legent had a 0.83 percent overriding royalty interest in this well and the right to increase its interest to an approximate 3.3% working interest once Crescent recovered its initial investment. Legent received an average of approximately $2,500 Cdn monthly in net sales revenue from the first three months of production.

“We are pleased to report the proceeds from the sale of this minor interest,” explained Ray Singleton, the company’s president. “We have always viewed the shallower Mississippian age formations as secondary to our primary target, the Red River formation. This sale represents not only a substantial recapture of Legent’s total Canadian investment, but also provides a welcomed source of cash flow from Legent’s ventures to fund its future plans.”

Basic is an oil and gas exploration and production company with primary operations in both the Canadian and U.S. portions of the Williston basin, south Texas and Colorado. Basic is traded on the “over-the-counter – bulletin board” under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “if,” “potential,” “possible,” “should,” “would,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Annual Report on Form 10-KSB for the Fiscal Year Ended March 31, 2003, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.